UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2018
Date of Report (Date of earliest event reported)

Green Hygienics Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-54338	26-2801338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1878 Camino Verde Lane, Las Vegas, NV		89119
(Address of Principal Executive Offices)		(Zip Code)

1 (855) 802-0299
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2018, the Company accepted and announced the appointments of Mr. Matthew Dole as Director and Senior Vice President of Business Development and Mr. Jeff Palumbo as Chief Technology Officer (CTO).

Mr. Dole, age 43, is a business development manager with more than 22 years of experience planning, developing and implementing sales marketing and business development initiatives. He is knowledgeable in all aspects of the health care insurance industry and well-versed in the laws and regulations pertaining to the cannabis industry. He has orchestrated revenue increases in five major companies and currently serves as CEO of Synergy Health & Wellness Solutions.

Mr. Palumbo, age 39, is an active entrepreneur with knowledge of technology and a passion for philanthropy which has led to his success in creating multiple platforms that empower publishers and merchants and engage consumers. For the past 20 years, he has extensive experience starting companies in the areas of entertainment, live streaming, augmented reality, virtual reality, development and Internet marketing.

Mr. Palumbo is the founder of Y!RM/AMAZE, a celebrity fan engagement platform that leverages live streaming and augmented reality technologies to connect celebrities and fans together while also raising money for worthy causes. He has also developed platforms for several Fortune 1000 companies and continues to provide them with technology guidance.

Mr. Palumbo is a mentor at a Top 10 U.S. technology incubator and another Virginia start-up community where he advises early-stage companies..

During the past ten years, neither Mr. Dole nor Mr. Palumbo have been the subject of the following events:

1. A petition under the Federal  bankruptcy laws or any state  insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the  business or property of such  person,  or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business  association of which he was an executive officer at or within two years before the time of such filing;

2. Convicted in a criminal proceeding or is a named subject of a pending criminal  proceeding (excluding traffic violations and other minor offenses);

3. The subject of any order,  judgment, or decree, not subsequently  reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise  limiting,  the following activities; associated person of any of the foregoing, or as an investment adviser,  underwriter,  broker or dealer in securities, or as an affiliated person,  director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or

ii) Engaging in any type of business practice; or

iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4. The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5. Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6. Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7. Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i) Any Federal or State securities or commodities law or regulation; or

ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization  that has  disciplinary  authority over its members or persons associated with a member.

Family Relationships

There are no family relationships among our directors or executive officers.

Officer Qualifications

Mr. Dole is qualified to be a Director and Vice President because of his general business experience and his experience in and knowledge of the medical marijuana industry.

Mr. Palumbo is qualified to be the Chief Technology Officer because of his general corporate development and business experience.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN HYGIENTICS HOLDINGS, INC.

Dated: August 30, 2018	By:	/s/ Ronald Loudoun
Ronald Loudoun,
Principal Executive Officer, Principal Accounting Officer,
Chief Financial Officer, Secretary, Chairman of the Board

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